UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 5)*

         Source Media, Inc. (f/k/a HB Communications Acquisition Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    404091100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    Copy to:

Mr. Edward Grinacoff                      Stephen A. Cohen, Esq.
21st Century Communications Partners L.P. Morrison Cohen Singer & Weinstein, LLP
767 Fifth Avenue, 45th Floor              750 Lexington Avenue
New York, New York 10153                  New York, New York 10022
Telephone (212) 754-8100                  Telephone (212) 735-8600
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               December 31, 1996
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934
(Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (Continued on following page(s))


                                 - 1 of 16 -

                                 SCHEDULE 13D
CUSIP No. 404091100
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      21st Century Communications Partners, L.P.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      WC
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      Delaware
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               929,290 shares                                     8.8%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             441,288 shares                                     4.3%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        929,290 shares                                     8.8%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        441,288 shares                                     4.3%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      1,370,578
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

                                                                           12.6%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                 - 2 of 16 -

                                 SCHEDULE 13D
CUSIP No. 404091100
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      21st Century Communications T-E Partners, L.P.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      WC
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      Delaware
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               316,146 shares                                     3.1%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             1,054,432 shares                                   9.9%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        316,146 shares                                     3.1%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        1,054,432 shares                                   9.9%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      1,370,578
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

                                                                           12.6%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                 - 3 of 16 -

                                 SCHEDULE 13D
CUSIP No. 404091100
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      21st Century Communications Foriegn Partners, L.P.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      WC
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      Delaware
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               125,142 shares                                     1.2%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             1,245,436 shares                                   11.5%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        125,142 shares                                     1.2%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        1,245,436 shares                                   11.5%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      1,370,578
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

                                                                           12.6%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                 - 4 of 16 -

                                 SCHEDULE 13D
CUSIP No. 404091100
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Michael J. Marocco
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      PF,OO
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               21,788 shares                                      0.2%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             1,370,578 shares                                   12.6%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        21,788 shares                                      0.2%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        1,370,578 shares                                   12.6%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      1,392,366
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

                                                                           12.8%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                 - 5 of 16 -

                                 SCHEDULE 13D
CUSIP No. 404091100
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Barry Lewis
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      PF,OO
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               21,788 shares                                      0.2%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             1,370,578 shares                                   12.6%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        21,788 shares                                      0.2%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        1,370,578 shares                                   12.6%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      1,392,366
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

                                                                           12.8%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                - 6 of 16 -

                                 SCHEDULE 13D
CUSIP No. 404091100
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      John Kornreich
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      PF,OO
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               21,788 shares                                      0.2%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             1,370,578 shares                                   12.6%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        21,788 shares                                      0.2%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        1,370,578 shares                                   12.6%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      1,392,366
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

                                                                           12.8%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                - 7 of 16 -

                                 SCHEDULE 13D
CUSIP No. 404091100
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Harvey Sandler
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      PF,00
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               38,129 shares                                      0.4%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             1,370,578 shares                                   12.6%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        38,129 shares                                      0.4%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        1,370,578 shares                                   12.6%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      1,408,707
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

                                                                           12.9%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                 - 8 of 16 -

                                 SCHEDULE 13D
CUSIP No. 404091100
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Andrew Sandler
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      PF,OO
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               5,447 shares                                       0.1%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             1,370,578 shares                                   12.6%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        5,447 shares                                       0.1%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        1,370,578 shares                                   12.6%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      1,376,025
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

                                                                           12.6%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                 - 9 of 16 -

                                 SCHEDULE 13D
CUSIP No. 404091100
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Barry Rubenstein
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      PF,OO
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               39,814 shares                                      0.4%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             1,522,453 shares                                   13.9%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        39,814 shares                                      0.4%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        1,522,453 shares                                   13.9%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      1,562,267
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

                                                                           14.2%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                 - 10 of 16 -

                                 SCHEDULE 13D
CUSIP No. 404091100
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Barry Fingerhut
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      PF,OO
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               38,814 shares                                      0.4%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             1,420,578 shares                                   13.1%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        38,814 shares                                      0.4%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        1,420,578 shares                                   13.1%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      1,459,392
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

                                                                           13.4%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                 - 11 of 16 -

                                 SCHEDULE 13D
CUSIP No. 404091100
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Irwin Lieber
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      PF,OO
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               38,814 shares                                      0.4%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             1,420,578 shares                                   13.1%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        38,814 shares                                      0.4%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        1,420,578 shares                                   13.1%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      1,459,392
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      13.4%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                 - 12 of 16 -

     This statement, dated December 31, 1996, constitutes Amendment No. 5 to the
Schedule 13D, dated March 24, 1995, regarding the reporting persons' ownership of certain securities of Source Media, Inc. (formerly known as HB Communications Acquisition Corp.) (the "Issuer").

     The Schedule 13D is hereinafter referred to as the "Schedule." All capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule.

     This Amendment No. 5 to the Schedule is filed in accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by the reporting persons. Pursuant to Rule 13d-2, it shall state the information which has materially changed since the filing of the Schedule.

ITEM 2. Identity and Background

     9. (a) Barry Rubenstein, a shareholder, President and director of InfoMedia, a general partner of Applewood Associates, L.P. ("Applewood") and Woodland Partners, an officer and director of Applewood Capital Corp. ("AC Corp"), a general partner of Applewood, and a member of the Advisory Committee of the Issuer.

ITEM 3. Source and Amount of Funds or Other Consideration.

          On December 31,1996, Barry Rubenstein sold all of his shares of common stock of Dalewood Associates, Inc., the general partner of Dalewood, L.P. Consequently, Barry Rubenstein is no longer the beneficial owner of the shares of Common Stock of the Issuer issuable upon the warrant owned by Dalewood, L.P.

ITEM 5. Interests in Securities of the Issuer.

     (a) The following list sets forth the aggregate number and percentage (based on 9,945,690 shares of Common Stock outstanding as reported in the Issuer's Form 10-Q for the quarter ended September 30, 1996) of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2, as of December 31, 1996:


                                  - 13 of 16 -

                                      Shares of         Percentage of Shares
                                    Common Stock           of Common Stock
Name                             Beneficially Owned(1)   Beneficially Owned(1)
----                             -------------------     -------------------

Barry Rubenstein                 1,562,267(5),(6),(7)           14.2%

     (b) By virtue of being a shareholder, officer and director of InfoMedia, and a general partner of Woodland Partners and Applewood, Barry Rubenstein may be deemed to have shared power to vote and to dispose of 1,522,453 shares of Common Stock, representing approximately 13.9% of the outstanding Common Stock. Barry Rubenstein has sole power to vote and to dispose of 39,814 shares of Common Stock (which includes shares of Common Stock issuable upon the exercise of the Warrants).

     (c) Except as set forth in Item 3, there were no transactions in the securities of the Issuer by the persons identified in Item 2 of the Schedule effected from November 1, 1996 to December 31, 1996, inclusive.

----------

(1)  Includes shares of Common Stock issuable upon the exercise of the Warrants.

(5) The reporting person disclaims beneficial ownership of these securities, except to the extent of his equity interest therein.

(6)  Includes 50,000 shares of Common Stock owned by Applewood Associates, L.P.

(7) Includes 101,875 shares of Common Stock issuable upon the exercise of a warrant owned by Woodland Partners.


                                 - 14 of 16 -

                                   Signature

          After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this Schedule is true, complete, and correct.

Date: March 12, 1997

                          21ST CENTURY COMMUNICATIONS PARTNERS, L.P.

                          By: Sandler Investment Partners, L.P., general partner
                              By: Sandler Capital Management, general partner
                                  By: ARH Corp., general partner

                                     By: s/Harvey Sandler
                                        ----------------------------------------
                                         Name:
                                         Title:

                          21ST CENTURY COMMUNICATIONS T-E PARTNERS, L.P.

                          By: Sandler Investment Partners, L.P., general partner
                              By: Sandler Capital Management, general partner
                                  By: ARH Corp., general partner

                                     By: s/Harvey Sandler
                                        ----------------------------------------
                                         Name:
                                         Title:

                          21ST CENTURY COMMUNICATIONS FOREIGN PARTNERS, L.P.

                          By: Sandler Investment Partners, L.P., general partner
                              By: Sandler Capital Management, general partner
                                  By: ARH Corp., general partner

                                     By: s/Harvey Sandler
                                        ----------------------------------------
                                         Name:
                                         Title:


                                  - 15 of 16 -
                                 s/Michael J. Marocco
                                 --------------------------------
                                   Michael J. Marocco


                                 s/Barry Lewis
                                 --------------------------------
                                   Barry Lewis


                                 s/John Kornreich
                                 --------------------------------
                                   John Kornreich


                                 s/Harvey Sandler
                                 --------------------------------
                                   Harvey Sandler


                                 s/Andrew Sandler
                                 --------------------------------
                                   Andrew Sandler


                                 s/Barry Rubenstein
                                 --------------------------------
                                   Barry Rubenstein


                                 s/Irwin Lieber
                                 --------------------------------
                                   Irwin Lieber


                                 s/Barry Fingerhut
                                 --------------------------------
                                   Barry Fingerhut

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).


                                  - 16 of 16 -